POLICY SUBJECT: Insider Trading POLICY NO: B&W 0800-09 REVISION NO: 4 EFFECTIVE DATE: 01/21/2025 INITIATOR: John J. Dziewisz SUPERSEDES: Revision 3 APPROVED BY: John J. Dziewisz POLICY OWNER: General Counsel PURPOSE: To express the Company's position on Insider Trading issues, to formalize trading blackouts and pre-clearance obligations, and to identify the responsibilities of affected persons. This Policy is intended to assist in preventing situations that could result in legal exposure to individuals and the Company. Compliance with the insider trading laws and this Policy is ultimately the individual responsibility of each person subject to this Policy. APPLIES TO: Babcock & Wilcox Enterprises, Inc., its subsidiaries and controlled affiliated companies (“B&W” or the “Company”). GENERAL: Babcock & Wilcox Enterprises, Inc. and other persons, including all directors, officers and employees of the Company, are subject to federal and state “insider trading” laws with respect to transactions involving Company securities. These laws prohibit (a) purchasing or selling (also referred to herein as “trading in”) Company securities on the basis of Material Nonpublic Information (as defined in Section I below), and (b) disclosing Material Nonpublic Information to others who might trade on the basis of that information. As further described in Section VIII below, anyone violating these laws is subject to personal liability and could face criminal penalties. Under certain circumstances, companies and their controlling persons could also be subject to liability if they fail to take reasonable steps to prevent insider trading by Company personnel. The Company has adopted this Policy to promote compliance with federal and state insider trading laws and to protect the Company and its directors, officers, employees and certain other persons from the serious liabilities and penalties that can result from trading in Company securities in violation of these laws. You, however, are responsible for ensuring that you do not violate federal or state insider trading laws or this Policy. POLICY: This Policy applies to (a) all directors, officers and employees of the Company and (b) any other persons, such as contractors or consultants, whom the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel has designated as subject to this Policy because such other persons have access to Material Nonpublic Information concerning the Company. The restrictions in this Policy also apply to each such person’s spouse, domestic partner or significant other, parent, child, sibling or in-law, in each case living in such person’s household; any corporation, partnership or other entity that is controlled or managed by such person; any trust for which such person is the trustee or has a beneficial pecuniary interest; and any estates of which such person is an executor or beneficiary (each, a “Related Party”). Directors, officers, employees and other persons designated as subject to this Policy are responsible for ensuring compliance by their Related Parties. All persons identified in this paragraph are hereinafter referred to in this Policy as “insiders.” I. Definition of Material Nonpublic Information Trading in Company securities “on the basis of” Material Nonpublic Information about the Company or Company securities is prohibited. The term “on the basis of” is generally determined

POLICY SUBJECT: Insider Trading POLICY NO: B&W 0800-09 REVISION NO: 4 EFFECTIVE DATE: 01/21/2025 to be met where the person trading in securities was aware of or possessed the Material Nonpublic Information at the time of the transaction. For purposes of determining whether information is “Material Nonpublic Information,” the following provisions apply: (A) Material Information. Information about the Company or Company securities is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making a decision to purchase, hold or sell Company securities. Any information, if publicly disclosed, that could be expected to affect the value of the Company’s securities, whether it is positive or negative, should be considered material information. While it is not possible to define all categories of material information, the following list illustrates various items that could be regarded as material with respect to the Company: • financial results or projections of the Company or its subsidiaries or other affiliates; • pending or proposed significant mergers, acquisitions, divestitures, business combinations, joint ventures or tender offers involving the Company or any of its subsidiaries or affiliates (or any of its or their customers, suppliers, customers or joint venture participants); • changes in executive management or auditors of the Company or its subsidiaries or other affiliates; • notification that the Company may no longer rely on an auditor’s audit report; • changes in customers or suppliers of the Company or any of its subsidiaries or other affiliates; • pending contract awards, unannounced contract awards and/or cancelled contracts; • bank borrowings or other financing transactions out of the ordinary course; • events regarding securities of the Company or its subsidiaries or other affiliates (e.g., offerings of additional securities, defaults, redemptions, stock splits, dividends, etc.); • significant threatened litigation or significant developments in existing litigation involving the Company or any of its subsidiaries or affiliates (or any of their customers, suppliers, competitors or joint venture participants); • significant labor disputes involving the Company or any of its subsidiaries or affiliates (or any of their customers, suppliers, competitors or joint venture participants); • bankruptcies, receiverships, significant restructuring activities or severe liquidity problems involving the Company or any of its subsidiaries or affiliates (or any of its or their customers, suppliers, competitors or joint venture participants); • a significant cybersecurity incident or other significant disruption in the Company's operations due to a breach or unauthorized access of the Company's information technology infrastructure; • related party transactions and potential conflicts of interest; and • compliance by the Company with a rule or standard for the continued listing of the Company's common stock on The New York Stock Exchange (“NYSE”). Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

POLICY SUBJECT: Insider Trading POLICY NO: B&W 0800-09 REVISION NO: 4 EFFECTIVE DATE: 01/21/2025 (B) Nonpublic Information. Information that has not been disclosed to the public is generally considered to be “nonpublic” information unless and until it has been effectively communicated to the public and sufficient time has elapsed to permit the market to absorb and evaluate the information. In order to establish that the information has been effectively communicated to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been distributed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website or in a public disclosure document filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website. As a general rule, for purposes of this Policy, information should be considered nonpublic until the closing of the first full trading day after public disclosure. Depending on the particular circumstances, the Company may determine that a longer period should apply to the release of specific Material Nonpublic Information. “Trading day” means a day on which national stock exchanges, including the NYSE, are open for trading. II. Restrictions Under This Policy In addition to restrictions set forth elsewhere in this Policy, all insiders who are aware of Material Nonpublic Information are prohibited from (a) trading in Company securities, except as expressly permitted by this Policy, (b) recommending that any person trade in Company securities, (c) disclosing Material Nonpublic Information to any person, including any Related Party, or (d) assisting anyone engaged in the above activities. The Company strongly discourages all insiders from giving trading advice concerning the Company to third parties even when the insiders do not possess Material Nonpublic Information about the Company. All inquiries from outsiders regarding Material Nonpublic Information about the Company must be forwarded to the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company. In addition, insiders who, in the course of their employment by, or association with, the Company, learn of or obtain Material Nonpublic Information about another company may not: (a) trade in that company’s securities (or the securities of any other entity to which the information may be material), or (b) disclose such information to any other person or recommend that any person trade in that company’s securities (or the securities of any other entity to which the information may be material) until the information becomes public or is no longer material. For purposes hereof, such other entity may be an entity with which the Company does business or is involved in a business relationship, such as a customer, supplier, strategic partner or potential merger partner, or an unrelated entity to which the information is material, whether by being in the same industry, having a competitive relationship, or otherwise. For purposes of this Policy, “trade in” or “trading in” securities includes: a. all purchases or sales of Company common stock and any other class of securities of the Company, whether on the open market or in a private transaction; b. the sale of Company common stock acquired upon the vesting of equity-based awards or the exercise of stock options using any broker-assisted cashless exercise program; c. purchases and sales of derivative securities or any interest or position relating to the future price of Company securities, such as put options, call options and short or forward sales; and d. transactions involving Company common stock in The B&W Thrift Plan (the “Thrift Plan”), including (i) making an intra-plan transfer of an existing account balance into or out of the B&W Stock Fund, (ii) borrowing money from an insider’s Thrift Plan account if the loan will

POLICY SUBJECT: Insider Trading POLICY NO: B&W 0800-09 REVISION NO: 4 EFFECTIVE DATE: 01/21/2025 result in a liquidation of some or all of the insider’s B&W Stock Fund balance, and (iii) pre-paying a Thrift Plan loan if the pre-payment will result in allocation of loan proceeds to the B&W Stock Fund. Notwithstanding the foregoing, “trading in” securities for purposes of this Policy does not include: (a) the vesting of equity-based awards, (b) the Company’s withholding of Company securities to satisfy a tax withholding obligation upon the vesting of equity-based awards, and (c) the acquisition of securities upon the exercise of stock options where the exercise price and applicable tax withholding amounts are paid in cash or if there is a “net exercise” (as defined below). A “net exercise” is the use of the shares underlying a stock option to pay the exercise price and/or tax withholding obligation; provided that using a cashless exercise of stock options with a stock broker is not considered a “net exercise” for this purpose and would be considered a trade in the securities. In addition, trading in Company securities pursuant to a trading plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is not subject to the trading prohibitions contained in this Policy, provided that the Rule 10b5-1 trading plan has been approved and adopted in accordance with Section V below. Bona fide gifts of securities also are not transactions subject to this Policy, unless the insider making the gift has reason to believe that the recipient intends to sell the Company’s securities while the insider is aware of Material Nonpublic Information, or the insider is subject to the trading restrictions specified below in Sections III or IV at the time the gift is made. III. Quarterly Blackout Periods and Special Blackout Periods Quarterly Blackout Periods. The Company’s announcement of its annual or quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid the appearance that an insider traded while aware of Material Nonpublic Information, this Policy prohibits each person designated in writing by the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company as a “Designated Insider,” and each Related Party of such Designated Insider, from trading in Company securities: • beginning on March 22 and ending on the first full trading day following the filing with the SEC of the Company’s periodic report on Form 10-Q for the fiscal quarter ending March 31; • beginning on June 7 and ending on the first full trading day following the filing with the SEC of the Company’s periodic report on Form 10-Q for the fiscal quarter ending June 30; • beginning on September 7 and ending on the first full trading day following the filing with the SEC of the Company’s periodic report on Form 10-Q for the fiscal quarter ending September 30; • beginning on December 7 and ending on the first full trading day following the filing with the SEC of the Company’s periodic report on Form 10-K for the fiscal quarter ending December 31 (each, a “Quarterly Blackout Period”). The existence or non-existence of a blackout period does not alter the general prohibitions against trading based on Material Nonpublic Information, which are applicable at all times. Special Blackout Periods. From time to time, due to material developments known to the Company that have not been disclosed publicly, the Company may impose a special blackout period (each, a “Special Blackout Period”) in addition to the Quarterly Blackout Period. During any Special Blackout Period, Designated Insiders, and any other insiders designated by the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel, and their respective Related Parties will not be permitted to trade in Company securities. No insider may disclose to any other person that a Special Blackout Period has been designated.

POLICY SUBJECT: Insider Trading POLICY NO: B&W 0800-09 REVISION NO: 4 EFFECTIVE DATE: 01/21/2025 Notice of Blackouts. Quarterly Blackout Periods and Special Blackout Periods will be announced by or on behalf of the General Counsel of the Company by e-mail and/or memorandum to Designated Insiders and any other person subject to the applicable blackout period. Upon notice by or on behalf of the Company’s General Counsel, a Quarterly Blackout Period or Special Blackout Period may be imposed earlier or lifted later than described above or specified in the blackout notice. The failure of any person to be notified of any blackout period does not relieve that person of their obligations under this Policy. IV. Mandatory Pre-Clearance for Designated Insiders The Company requires each Designated Insider who desires to trade in Company securities other than during a Quarterly Blackout Period or any Special Blackout Period (as defined below) to obtain written clearance of the proposed transaction from the General Counsel or any other person designated by him or her prior to initiating such transaction. Requests for pre-clearance should be submitted to the General Counsel at least two business days in advance of the proposed transaction and the person requesting pre-clearance must certify to the General Counsel or his/her designee in writing that such person is not in possession of Material Nonpublic Information concerning the Company. The Designated Insider must initiate the proposed trade within five days after the approval is granted. The General Counsel or his/her designee is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit a trade. If a Designated Insider seeks pre-clearance and permission to engage in the trade is denied, then such Designated Insider should refrain from initiating any trade in Company securities and should not inform any other person of the restrictions or denial. Notwithstanding the foregoing, transactions in Company securities pursuant to a Rule 10b5-1 trading plan are not subject to the pre-clearance requirements of this paragraph, provided that the Rule 10b5-1 trading plan has been pre-approved as described below in Section V. In the event that the General Counsel desires to trade in Company securities and obtain written clearance of the proposed transaction in accordance with this Section IV, pre-clearance of such transaction by the Chief Executive Officer is required. V. Trading Plans Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. Once a Rule 10b5-1 trading plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which they are traded or the date of the trade. Insiders may trade in Company securities pursuant to Rule 10b5-1 trading plans, provided that the Rule 10b5-1 trading plan has been reviewed and approved in writing by the General Counsel of the Company (or any other person designated by him or her) prior to the individual’s entry into the trading plan. In the event that the General Counsel of the Company desires to trade in Company securities pursuant to a Rule 10b5-1 trading plan, pre-approval of such plan by the Chief Executive Officer is required. While the Company’s General Counsel (or Chief Executive Officer, in the case of a Rule 10b5-1 trading plan proposed to be adopted by the General Counsel) has absolute discretion whether to approve a proposed Rule 10b5-1 trading plan, the Rule 10b5-1 trading plan must comply with the following minimum requirements:

POLICY SUBJECT: Insider Trading POLICY NO: B&W 0800-09 REVISION NO: 4 EFFECTIVE DATE: 01/21/2025 • the trading plan (including any modifications or terminations thereof) must be adopted at a time other than during a Quarterly Blackout Period or Special Blackout Period and when the insider is not in possession of Material Nonpublic Information, and the trading plan must contain a representation confirming that the insider is not aware of material non-public information about the Company or its securities; • the insider must enter into the plan (including any modifications or terminations thereof) in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, the insider must act in good faith with respect to the plan, and the plan must contain a representation confirming that such plan is being “entered into in good faith” and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1; • the trading plan must be a written plan or binding contract (i.e., the plan may not consist of an oral arrangement or order to purchase or sell Company securities in the future) and must contain clear and specific trading instructions specifying the amount, pricing and timing of transactions to be made pursuant to the trading plan; • the trading plan must have a minimum duration of one (1) year and a maximum duration of two (2) years; • sales or purchases may not commence under the plan until the expiration of a waiting period which is the later of (i) 90 days after such plan is adopted or modified, or (ii) two (2) business days following the filing of the Company’s Form 10-Q or Form 10-K containing financial results for the fiscal quarter in which the plan was adopted (subject to a maximum waiting period of 120 days), and any subsequent material modification of the plan must be subject to the same waiting period from the date of such modification, in all cases subject to longer minimum waiting periods as may be required by applicable law or SEC rules from time to time (such period in which trades may not occur, the “Cooling-Off Period”); • no more than one plan to effect open market purchases or sales of the same class of securities may be in effect at any time with respect to Company securities beneficially owned by an insider, except that, during the term of a plan, such insider may: o adopt a plan in compliance with this Policy with any transactions to take effect upon the completion or expiration of the insider’s current plan; provided, however, that if the insider’s current plan is terminated before its originally scheduled completion date, then the Cooling- Off Period for the later-commencing plan shall run from the date of such termination (and not from the date the later-commencing plan was adopted); and o enter into another contract, instruction or plan providing only for the sale of such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or restricted stock units, and provided that the insider does not exercise control over the timing of such sales (a “Sell-to-Cover Plan”); • other than Sell-to-Cover Plans, during any 12-month period, an insider may not adopt more than one “single-trade” 10b5-1 trading plan, which is a plan that is designed to effect the open market purchase or sale of the total amount of the securities subject to the 10b5-1 trading plan as a single transaction; and • the plan must contain and comply with such other terms, conditions and restrictions as may be required by Rule 10b5-1 and SEC rules as in effect from time to time. After a Rule 10b5-1 trading plan is adopted, any purchases or sales of securities covered by the Rule 10b5-1 trading plan must occur pursuant to the Rule 10b5-1 trading plan, an insider may not exercise any subsequent influence over how, when or whether to make purchases or sales of those securities or otherwise alter or deviate from the Rule 10b5-1 trading plan or enter into or alter a corresponding or hedging transaction or position with respect to the securities to be purchased or sold under the Rule 10b5-1 trading plan.

POLICY SUBJECT: Insider Trading POLICY NO: B&W 0800-09 REVISION NO: 4 EFFECTIVE DATE: 01/21/2025 For purposes of the foregoing, a modification of a Rule 10b5-1 trading plan includes any change to the amount, price or timing of the purchase or sale of securities under such plan, but shall not include the substitution of the broker executing trades thereunder as long as such modified plan does not change the price, amount of securities to be purchased or sold or dates on which such purchases or sales are to be executed. Because a Rule 10b5-1 trading plan must be entered into and acted on in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, a Rule 10b5-1 trading plan should be adopted with the intention that it will not be amended or modified frequently, since changes to a R u l e 10b5-1 trading plan may raise issues as to an individual’s good faith. For this reason, although modifications to or early termination of a Rule 10b5-1 trading plan are not prohibited, modifications or amendments to a Rule 10b5-1 trading plan, including, but not limited to, the trading formula or instructions, are subject to the foregoing requirements of this Section V, as if such modification or amendment were the adoption of a new trading plan. Participants in Rule 10b5- 1 trading plans must consult with the General Counsel of the Company prior to terminating or modifying any trading plan. To the extent required by applicable SEC rules or regulations, the Company shall provide quarterly disclosure on Forms 10-Q and 10-K on: (i) whether any Section 16 Insider has adopted, modified or terminated a Rule 10b5-1 trading plan during the last completed quarter; and (ii) a description of the material terms of the plan. In addition, any Form 4 (which are filed whenever there is a Section 16 Insider transaction of Company stock) required for transactions made under a Rule 10b5-1 trading plan must expressly indicate that the transaction was made pursuant to a Rule 10b5-1 trading plan. VI. Additional Restrictions on Trades by Insiders The following additional restrictions apply to any trading in Company securities by insiders: a. Short Sales. Short sales of the Company’s securities (generally, the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller lacks confidence in the Company’s prospects. Additionally, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, insiders are prohibited from engaging in short sales of Company securities, which are illegal for officers and directors pursuant to Section 16(c) of the Exchange Act. b. Publicly Traded Options. Trading in “puts” and “calls” (publicly traded options to buy or sell stock) or other derivative securities may create the appearance that an insider is trading based on Material Nonpublic Information and focus an insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Therefore, insiders are prohibited from engaging in transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, even when they are not aware of Material Nonpublic Information at the time of the transaction. c. Hedging Transactions. Certain forms of hedging or monetization transactions allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions may allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, an insider entering into such transactions may no longer have the same objectives as the Company’s other stockholders. Therefore, insiders are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Engaging in such transactions is prohibited even if the insider is not aware of Material Nonpublic Information at the time of the transaction.

POLICY SUBJECT: Insider Trading POLICY NO: B&W 0800-09 REVISION NO: 4 EFFECTIVE DATE: 01/21/2025 d. Margin Accounts and Pledged Securities. Securities held by an insider in a margin account for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale could occur at a time when the insider is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities, insiders are prohibited from margining the Company securities in a margin account or pledging Company securities as collateral for a loan. VII. Insider Trading Restrictions Continue to Apply After Cessation of Service Even though this Policy will no longer apply after an insider’s employment or other services to the Company have ceased, the prohibition on insider trading under the federal securities laws will continue to apply to the insider’s transactions in Company securities. If you are in possession of Material Nonpublic Information when your employment or other services to the Company ceases, you may not trade in Company securities until that information has become public or is no longer material. VIII. Consequences of Violations of This Policy Any violation of this Policy by a director, officer or employee may result in disciplinary action, up to and including termination of employment or of other relationships with the Company, whether or not the insider’s failure to comply results in a violation of law. In addition, individuals may be subject to civil and criminal penalties for insider trading violations. The federal government may also seek an injunction, bring administrative proceedings and/or commence criminal prosecutions, potentially resulting in fines (up to $5 million per violation), imprisonment (up to twenty years per violation) or both. Civil penalties may be sought by the government for up to three times the profits made (or three times the losses avoided). Under certain circumstances, the Company may also be subject to civil fines equal to the greater of three times the profit made (or loss avoided) or $1 million, and criminal fines up to $25 million. IX. Inquiries Please contact the General Counsel with any questions or other inquiries regarding any of the provisions or procedures of this Policy or the public or nonpublic status of Company information. INTERPRETATION CONTACT: Executive Vice President, General Counsel and Corporate Secretary

POLICY SUBJECT: Insider Trading POLICY NO: B&W 0800-09 REVISION NO: 4 EFFECTIVE DATE: 01/21/2025 REVISION HISTORY: REVISION NO. DATE AFFECTED PAGES/SECTIONS Revision 0 07/01/2015 Initial issue after Company spin-off. Revision 1 07/06/2021 Comprehensive revision of entire Policy. Revision 2 11/03/2022 Updated sections titled “Nonpublic Information” and “Quarterly Blackout Periods”. Revision 3 03/14/2023 Updated Rule 10b5-1 trading policy in accordance with new rules, as well as updated section titled “Quarterly Blackout Periods”. Revision 4 01/21/2025 Updated section titled “Restrictions Under This Policy”, as well as miscellaneous non-substantive revisions. End of Document